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                                                                     EXHIBIT 3.1

                               AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                           TELEMATE.NET SOFTWARE, INC.


            The Articles of Incorporation of Telemate.Net Software, Inc., as amended, are amended and restated as follows:

                                   ARTICLE ONE
                                      NAME

            The name of the corporation is Telemate.Net Software, Inc. (the "Corporation").

                                   ARTICLE TWO
                                 CAPITALIZATION

            The Corporation shall have authority, exercisable by its Board of Directors, to issue up to 100,000,000 shares of common stock, $.01 par value per share ("Common Stock"), and 20,000,000 shares of preferred stock, $.01 par value per share ("Preferred Stock"), any part or all of which shares of Preferred Stock may be established and designated from time to time by the Board of Directors, in such series and with such preferences, limitations and relative rights as may be determined by the Board of Directors.

                                  ARTICLE THREE
                         DESIGNATION OF PREFERRED STOCK

            Of the 20,000,000 authorized shares of Preferred Stock, a total of 300,000 shares shall be designated as Series A Preferred Stock and shall have the terms, preferences, limitations and relative rights set forth on Exhibit "A" attached hereto and made a part hereof.


                                  ARTICLE FOUR
                                REGISTERED OFFICE

            The registered office of the Corporation shall be at 4250 Perimeter Park South, Suite 200, Atlanta, Fulton County, Georgia 30341. The registered agent of the Corporation shall be Richard L. Mauro.


                                  ARTICLE FIVE
                                PRINCIPAL OFFICE

            The mailing address of the principal office of the Corporation shall be 4250 Perimeter Park South, Suite 200, Atlanta, Fulton County, Georgia 30341.

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                                   ARTICLE SIX
                                    DIRECTORS

            The Board of Directors of the Corporation is currently composed of the following Directors: David H. Couchman and Richard L. Mauro. The number of directors shall be fixed by resolution of the Board of Director or of the shareholders from time to time, provided that no decrease in the number of directors shall have the effect of shortening the term of an incumbent director.


                                  ARTICLE SEVEN
                        LIMITATION ON DIRECTOR LIABILITY

            No Director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of the duty of care or any other duty as a Director, except that such liability shall not be eliminated for:

                        (i) any appropriation, in violation of the Director's duties, of any business opportunity of the Corporation;

                        (ii) acts or omissions that involve intentional misconduct or a knowing violation of law;

                        (iii) liability under Section 14-2-832 (or any successor provision or redesignation thereof) of the Georgia Business Corporation Code (the "Code"); and

                        (iv) any transaction from which the Director received an improper personal benefit.

            If at any time the Code shall have been amended to authorize the further elimination or limitation of the liability of a Director, then the liability of each Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Code, as so amended, without further action by the shareholders, unless the provisions of the Code, as amended, require further action by the shareholders.

            Any repeal or modification of the foregoing provisions of this Article Eight shall not adversely affect the elimination or limitation of liability or alleged liability pursuant hereto of any Director of the Corporation for or with respect to any alleged act or omission of the Director occurring prior to such a repeal or modification.


                                  ARTICLE EIGHT
                          CONSIDERATION OF INTERESTS OF
                         NON-SHAREHOLDER CONSTITUENCIES

            The Board of Directors, any committee of the Board of Directors and any individual Director, in discharging the duties of its, his or her respective positions and in determining what is believed to be in the best interest of the Corporation, may in its, his or her sole discretion consider the interests of the employees, customers, suppliers and creditors of the Corporation and its subsidiaries, the communities in which offices or other establishments of the Corporation and its subsidiaries are located and all other factors such Director or Directors consider pertinent, in

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addition to considering the effects of any action on the Corporation and its shareholders. Notwithstanding the foregoing, this Article Ten shall not be deemed to provide any of the foregoing constituencies any right to be considered in any such discharging of duties or determination.


                                  ARTICLE NINE
                                   AMENDMENTS

            Notwithstanding any other provision of these Articles of Incorporation, the Corporation's Bylaws or law, neither Articles Seven or Eight hereof nor this Article Nine may be amended or repealed except upon the affirmative vote of holders of at least 66-2/3% of the total number of votes of the then outstanding shares of capital stock of the Company that are entitled to vote generally in the election of Directors, voting together as a single class.

            IN WITNESS WHEREOF, Telemate.Net Software, Inc. has caused these Articles of Incorporation to be executed by a duly authorized officer on June 16, 1999.


                                   /s/ Richard L. Mauro
                                   -----------------------------------
                                   Richard L. Mauro, President


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                          DESIGNATIONS OF PREFERENCES,
                  LIMITATIONS, AND RELATIVE RIGHTS OF SERIES A
                 PREFERRED STOCK OF TELEMATE.NET SOFTWARE, INC.



         Pursuant to authority granted in the charter, as amended and restated (the "Articles of Incorporation"), of Telemate.Net Software, Inc. (the "Corporation") and Section 14-2-601 of the Georgia Business Corporation Code, the Corporation has been authorized to issue in series 20,000,000 shares of Preferred Stock and to designate the terms, preferences, limitations and relative rights of each series established. By resolution of the required vote of the shareholders of the Corporation, the Corporation has established and fixed the relative preferences, powers, limitations and relative rights of 300,000 shares of Preferred Stock designated the "Series A Preferred Stock," $0.01 par value.

         For the purposes of these designations, the following terms shall have the meanings specified:

         "Authorized Option Plan or Agreement" shall have the meaning provided in Section (d)(7)(E)(z) hereof.

         "Board of Directors" shall mean the board of directors of the Corporation.

         "Common Stock" shall mean the common stock, $0.01 par value per share, of the Corporation.

         "Conversion Price" shall have the meaning provided in Subsection (d)(1) hereof.

         "Conversion Rate" shall have the meaning provided in Subsection (d)(1) hereof.

         "Corporation" shall mean Telemate.Net Software, Inc., a Georgia corporation.

         "Designations" shall mean the terms, preferences, limitations and relative rights of the Series A Preferred Stock established hereby and set forth hereinafter.

         "Invested Amount" per share of Series A Preferred Stock shall mean $20.00 (as adjusted for changes in the Series A Preferred Stock by stock split, stock dividend, or the like occurring after the Original Issue Date).

         "Liquidation"     shall have the meaning specified in Section (b).

         "Original Issue Date" shall mean the date on which shares of Series A Preferred Stock are first actually issued by the Corporation pursuant to the Purchase Agreement.

         "Preferred Directors" shall have the meaning provided in Section (c) hereof.



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         "Purchase Agreement" shall mean that certain Stock Purchase Agreement to be dated on or about June 16, 1999, among the Corporation, Live Oak Equity Partners, L.P., Noro-Moseley Partners IV, L.P., Noro-Moseley Partners IV-B, L.P., and David H. Couchman, pursuant to which the initial issuance of shares of Series A Preferred Stock is to occur.

         "Qualified Public Offering" shall mean the underwritten offer and sale of Common Stock to the public having aggregate proceeds to the Corporation of not less than $20,000,000 after deducting underwriters' discounts and commissions.

         "Redemption Date" shall have the meaning provided in Section (e) hereof.

         "Redemption Exercise Date" shall mean March 31, 2004.

         "Sale or Merger" shall have the meaning specified in Section (b).

         "Securities Act" shall mean the federal Securities Act of 1933, as amended.

         "Series A Preferred Stock" shall mean the 300,000 shares of Series A Preferred Stock, $0.01 par value per share, hereby designated.

         The Designations granted to and imposed upon the Series A Preferred Stock are as follows:

         (a) Dividend Rights. The holders of record of the Series A Preferred Stock shall be entitled to receive, when and if declared by the Board of Directors and out of funds legally available therefor, dividends per share at a per annum rate of twelve percent (12%) on the Invested Amount (the "Accruing Dividends"). The Accruing Dividends shall commence accruing on the Series A Preferred Stock from and after the date of issuance of such shares (the "Dividend Commencement Date"). The Accruing Dividends shall be cumulative and shall accrue from the Dividend Commencement Date whether or not declared by the Board of Directors, but shall only be payable if declared by the Board of Directors or required to be paid pursuant to the provisions of Sections (b) or
(e). No Accruing Dividends shall be paid on the Series A Preferred Stock upon the exercise of Conversion Rights (as defined herein) unless previously declared by the Board of Directors. No dividends shall be declared or paid in respect of Common Stock unless at the same time dividends are declared and paid as to the Series A Preferred Stock in equal per-share amounts as if the Series A Preferred Stock had been converted pursuant to Section (d) to shares of Common Stock. Dividends on shares of capital stock of the Corporation shall be payable only out of funds legally available therefor.

         (b)      Liquidation Rights.

                  (1)      In the event of:

                           (A) the liquidation, dissolution or winding up of the
                  Corporation, or such of the Corporation's subsidiaries the assets of which constitute all or substantially all the assets of the business of the Corporation and its subsidiaries taken as a whole (a "Liquidation"), or



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                           (B) a "Sale or Merger" (defined below), unless, in
                  the case of a Sale or Merger, the holders of the Series A Preferred Stock have elected by a vote of at least two-thirds (66?%) of the total number of shares of such series outstanding, voting separately as a class, to exclude such Sale or Merger from the application of this Section (b) (in which case this Section (b) shall not apply to such transaction), the holders of the outstanding shares of the Series A Preferred Stock shall, at their election, be entitled to receive in exchange for and in redemption of each share of their Series A Preferred Stock, prior and in preference to the holders of Common Stock and the holders of any other class or series of stock of the Corporation ranking junior to the Series A Preferred Stock by reason of their ownership thereof, (x) in the case of a Liquidation, from any funds legally available for distribution to shareholders, and (y) in the case of a Sale or Merger to which this Section (b) applies, from the net proceeds therefrom (defined for these purposes to mean the proceeds, whether cash, securities or property, available for distribution to shareholders or payable to the shareholders by reason of the Sale or Merger), an amount (the "Liquidation Amount") equal to the Invested Amount per share, plus the aggregate amount of all declared or accrued, but unpaid, dividends per share, including without limitation the Accruing Dividends per share to the extent not previously paid and minus cash dividends, if any, other than Accruing Dividends, previously paid by the Company per share of Series A Preferred Stock.

                  (2) To the extent necessary, the Corporation shall cause such actions to be taken by any of its subsidiaries so as to enable the proceeds of a Liquidation or a Sale or Merger to be distributed to the holders of shares of Series B Preferred Stock in accordance with this Section (b). All the preferential amounts to be paid to the holders of the Series A Preferred Stock under this Section (b) shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to, the holders of the Common Stock or any class or series of stock of the Corporation ranking junior to the Series A Preferred Stock in connection with a Liquidation or a Sale or Merger as to which this Section (b) applies. If the assets or surplus funds to be distributed to the holders of the Series A Preferred Stock are insufficient to permit the payment to such holders of the full amounts payable to such holders, the assets and surplus funds legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the full amount each such holder is otherwise entitled to receive.

                  (3) After the payment or setting apart for payment of all preferential amounts payable to the holders of Series A Preferred Stock pursuant to Subparagraph (b)(1), all remaining assets and surplus funds shall be distributed to the holders of Common Stock and Series A Preferred Stock on a pro rata basis as though such holders of Series A Preferred Stock were the holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock were convertible as of the record date fixed for declaration of such distribution.

         For purposes of these Designations, a "Sale or Merger" shall mean any of the following:



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                           (w)      the merger, reorganization or consolidation
                  of the Corporation or such subsidiary or subsidiaries of the Corporation the assets of which constitute all or substantially all the assets of the business of the Corporation and its subsidiaries taken as a whole into or with another corporation in which the shareholders of the Corporation or such subsidiaries immediately preceding such merger, reorganization or consolidation (solely by virtue of their shares or other securities of the Corporation or such subsidiaries) shall own less than fifty percent (50%) of the voting securities of the surviving corporation;

                           (x) the sale, transfer or lease (but not including a transfer or lease by pledge or mortgage to a bona fide lender), whether in a single transaction or pursuant to a series of related transactions, of all or substantially all the assets of the Corporation, whether pursuant to a single transaction or a series of related transactions or plan (which assets shall include for these purposes fifty percent [50%] or more of the outstanding voting interests of such of the Corporation's subsidiaries the assets of which constitute all or substantially all the assets of the Corporation and its subsidiaries taken as a whole);

                           (y) the sale, transfer or lease (but not including a transfer or lease by pledge or mortgage to a bona fide lender), whether in a single transaction or pursuant to a series of related transactions, of all or substantially all the assets of such of the Corporation's subsidiaries the assets of which constitute all or substantially all of the assets of the Corporation and such subsidiaries taken as a whole; or

                           (z) the sale or transfer, whether in a single transaction or pursuant to a series of related transactions, of securities of the Corporation such that all holders of securities of the Corporation which are entitled to vote by virtue of holding such securities with respect to matters generally that are voted on by stockholders of the Corporation (and not any matter requiring an additional class or other special vote) (collectively, the "Corporation's Voting Power") immediately prior to such transaction or series of related transactions do not hold after such transaction such securities of the Corporation that constitute more than a majority of the Corporation's Voting Power.

         Any securities to be delivered to the holders of the Series A Preferred Stock pursuant to this Section (b) as a consequence of a Sale or Merger shall be valued as follows:

                  (i) Securities not subject to investment letter or other similar restriction on free marketability covered by (ii) below:

                           (A) if traded on a securities exchange or through Nasdaq Stock Market, by averaging the closing prices of the securities on such exchange over the thirty (30)-day period ending three (3) days prior to the closing;


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                           (B)      if actively traded over-the-counter, by
                  averaging the closing bid or sale prices (whichever are applicable) over the thirty (30)-day period ending three (3) days prior to the closing; and

                           (C) if there is no active public market, at the fair market value thereof, as mutually determined by the Corporation and the holders of Series A Preferred Stock who would be entitled to receive such securities or the same type of securities and which Series A Preferred Stock represents at least a majority of the voting power of all then outstanding shares of such series.

                  (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i) (A), (B) or
         (C) to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the holders of a majority of the then outstanding shares of Series A Preferred Stock.

         In the event the requirements of this Section (b) with respect to a Sale or Merger are not complied with, the Corporation shall forthwith either:

                  (i) cause such closing to be postponed until such time as the requirements of this Section (b) have been complied with, or

                  (ii) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series A Preferred Stock shall revert to and be the same such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in the following paragraph.

         The Corporation shall give each holder of record of Series A Preferred Stock written notice of any impending Sale or Merger not later than twenty (20) days prior to the shareholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holder in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending Sale or Merger and the provisions of this Section
(b), and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of a majority of the then outstanding shares of Series A Preferred Stock.

         The provisions of this Section (b) are in addition to and not in limitation of the protective provisions of Section (g).

         (c) Voting Rights. Except as set forth specifically below, each holder of a share of the Series A Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Series A Preferred Stock would be convertible under the

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circumstances described in Section (d) hereof on the record date for the vote or consent of shareholders, and shall otherwise have voting rights and powers equal to the voting rights and powers of the Common Stock; provided, however, that, with respect to the election of directors, (i) the holders of Series A Preferred Stock shall vote together as a single class to elect two (2) individuals to serve as members of the Board of Directors (the "Preferred Directors"), and (ii) the holders of Series A Preferred Stock shall vote together with the holders of Common Stock to elect the remaining members of the Board of Directors. Each holder of a share of the Series A Preferred Stock shall be entitled to receive the same prior notice of any shareholders' meeting as provided to the holders of Common Stock in accordance with the Bylaws of the Corporation, as well as prior notice of all shareholder actions to be taken by legally available means in lieu of meeting, and shall vote with holders of the Common Stock upon any matter submitted to a vote of shareholders, except those matters required by law, or by the terms hereof, to be submitted to a class vote of the holders of Series A Preferred Stock. Fractional votes shall not, however, be permitted, and any fractions shall be disregarded in computing voting rights.

         Notwithstanding anything contained in this Section (c) to the contrary, should the Corporation fail for any reason (i) to redeem the Series A Preferred Stock under the conditions and in accordance with the terms of Section (b), (ii) to issue Common Stock in conversion of the Series A Preferred Stock as provided in Section (d), (iii) to redeem the Series A Preferred Stock under the conditions and in accordance with the terms of Section (e) hereof, (iv) to honor the preemptive rights granted to holders of Series A Preferred Stock in Section
(f), or (v) to comply with the protective provisions of Section (g) hereof, and should such failure continue for a period of thirty (30) consecutive days, then, at the end of such period and for so long as said failure remains uncured, the holders of Series A Preferred Stock shall be entitled, at any annual meeting of the shareholders or any special meeting called for such purpose, voting together as a single class, to elect the smallest number of members of the Board of Directors necessary to constitute a majority of the full Board of Directors, and the holders of Common Stock, voting as a single class, shall elect the remaining directors. If, prior to the end of the term of any director elected as aforesaid by the holders of shares of the Series A Preferred Stock, a vacancy in the office of such director shall occur by reason of death, resignation, removal or disability, or for any other reason, the right to fill such vacancy shall be vested in the holders of the Series A Preferred Stock unless the right of such holders to elect such director shall have ceased as provided hereafter.

         At any time after such power to elect a majority of directors shall have so vested in the Series A Preferred Stock, the Secretary of the Corporation may, and, upon the written request of the holders of record of ten percent (10%) or more of the then outstanding shares of the Series A Preferred Stock, addressed to the Secretary at the principal office of the Corporation, shall, call a special meeting of the holders of Series A Preferred Stock for the election of the directors to be elected by them as hereinabove provided, to be held within thirty (30) days after such call and at the place and upon the notice provided by law and in the Bylaws of the Corporation for the holding of meetings of shareholders. If any such special meeting required to be called as above provided shall not be called by the Secretary within thirty (30) days after receipt of any such request, then the holders of record of ten percent (10%) or more in amount of the Series A Preferred Stock then outstanding may designate in writing one of their number to call such meeting, and the person so designated may call such meeting to be held at the place and upon the notice above provided, and for that purpose shall have access to the stock ledger of the Corporation. If any such special meeting


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shall be called by the Secretary of the Corporation or by the holders of the
Series A Preferred Stock as above provided, a quorum shall consist of the holders of at least a majority of the Series A Preferred Stock then outstanding in person or represented by proxy at such meeting or any adjournment thereof. By vote of the holders of at least a majority of such Series A Preferred Stock present or so represented at such meeting, the then authorized number of directors of the Corporation shall be increased by twofold plus one and, at such meeting, the holders of the Series A Preferred Stock shall be entitled to elect the additional directors so provided for, but any directors so elected shall hold office only until their respective successors are duly elected and qualified at the annual meeting of shareholders or special meeting held in place thereof next succeeding their election (giving effect to the foregoing rights of the holders of Series A Preferred Stock).

         At such time, if any, as the holders of the Series A Preferred Stock shall obtain the redemption referred to in (i) above, receive the Common Stock specified in (ii) above, or obtain rectification of the failure to respect, or restoration of, the rights referenced in (iv) or (v) above, then the terms of office of all persons elected as directors by such holders shall forthwith terminate, the number of directors shall be reduced accordingly, and the holders of Series A Preferred Stock, if any, shall once again have rights with respect to the election of directors as are provided in the first sentence of this Section (c). The foregoing remedy shall not be deemed exclusive and shall be in addition to all other rights and remedies available at law or equity to the holders of Series A Preferred Stock.

         (d) Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                  (1) Conversion Rate. For purposes of this Section (d), the shares of Series A Preferred Stock shall be convertible, at the times and under the conditions described in this Section (d) hereafter, at the rate (the "Conversion Rate") of one share of Series A Preferred Stock to the number of shares of Common Stock that equals the quotient obtained by dividing the Invested Amount by the Conversion Price (defined hereinafter). Thus, the number of shares of Common Stock to which a holder of Series A Preferred Stock shall be entitled upon any conversion provided for in this Section (d) shall be the product obtained by multiplying the Conversion Rate by the number of shares of Series A Preferred Stock being converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the shares of Series A Preferred Stock to be converted in accordance with the procedures described in Subsection
         (d)(4) below. The "Conversion Price" shall be equal to the Invested Amount, except as otherwise adjusted as provided hereafter in this Section (d). The initial Conversion Rate shall be one share of Series A Preferred Stock for one share of Common Stock.

                  (2) Optional. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series A Preferred Stock, into Common Stock at the then effective Conversion Rate.

                  (3) Automatic.



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                           (A) The outstanding Series A Preferred Stock shall
                  automatically convert into Common Stock at the then effective Conversion Rate upon the earliest to occur of: (i) the election by the holders of at least two-thirds (66-2/3%) of the then outstanding shares of Series A Preferred Stock by delivery of written notice or notices to the Corporation or
                  (ii) the conversion of at least two-thirds (66-2/3%) of the originally issued Series A Preferred Stock in one or more transactions. Each and every outstanding share of Series A Preferred Stock held by all holders of Series A Preferred Stock (whether or not so electing) shall automatically be converted into Common Stock at the then effective Conversion Rate pursuant to the events described in this Subsection
                  (d)(3). Such conversion shall be deemed to have been made immediately prior to the close of business on the date of receipt of the last written notice described above necessary to effect such request by a majority of holders. Such conversion shall be automatic, without need for any further action by the holders of shares of Series A Preferred Stock and regardless of whether the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of Series A Preferred Stock so converted are surrendered to the Corporation in accordance with the procedures described in Subsection (d)(4) below. Upon the conversion of the Series A Preferred Stock pursuant to this Subsection (d)(3)(A), the Corporation shall promptly send written notice thereof, by registered or certified mail, return receipt requested and postage prepaid, by hand delivery or by overnight delivery, to each holder of record of Series A Preferred Stock at his or its address then shown on the records of the Corporation, which notice shall state that certificates evidencing shares of Series A Preferred Stock must be surrendered at the office of the Corporation (or of its transfer agent for the Common Stock, if applicable) in the manner described in Subsection (d)(4) below.

                           (B) The Corporation shall notify each holder of
                  Series A Preferred Stock at least ninety (90) days prior to the anticipated effective date of a registration statement filed by the Corporation under the Securities Act covering a Qualified Public Offering. Upon the closing of, but effective immediately prior to, the first sale in a Qualified Public Offering, each and every share of outstanding Series A Preferred Stock held by all holders of Series A Preferred Stock shall automatically be converted into Common Stock at the then effective Conversion Rate. Such conversion shall be automatic, without need for any further action by the holders of shares of Series A Preferred Stock and regardless of whether the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of Series A Preferred Stock so converted are surrendered to the Corporation in accordance with the procedures described in Subsection (d)(4) below. Upon the conversion of the Series A Preferred Stock pursuant to this Subsection (d)(2)(B), the Corporation shall promptly send written notice thereof, by registered or certified mail, return receipt requested and postage


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                  prepaid, by hand delivery or by overnight delivery, to each holder of record of Series A Preferred Stock at his or its address then shown on the records of the Corporation, which notice shall state that certificates evidencing shares of Series A Preferred Stock must be surrendered at the office of the Corporation (or of its transfer agent for the Common Stock, if applicable) in the manner described in Subsection
                  (d)(4) below.

                           (C) No fractional shares of Common Stock shall be
                  issued upon conversion of Series A Preferred Stock, and any shares of Series A Preferred Stock surrendered for conversion that would otherwise result in a fractional share of Common Stock shall be redeemed at the then effective Conversion Price per share, payable as promptly as possible when funds are legally available therefor.

                  (4) Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to receive certificates representing the shares of Common Stock into which shares of Series A Preferred Stock are converted in accordance with Subsections (d)(2) or
         (d)(3) above, such holder shall surrender the certificate or certificates for such shares of Series A Preferred Stock, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to the Corporation at such office of the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued, if different from the name shown on the books and records of the Corporation. Said conversion notice shall also contain such representations as may reasonably be required by the Corporation to the effect that the shares to be received upon conversion are not being acquired and will not be transferred in any way that might violate the then applicable securities laws. The Corporation shall, as soon as practicable thereafter and in no event later than thirty (30) days after the delivery of said certificates, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder as provided in such notice, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion pursuant to Subsections (d)(2) or (d)(3) shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the effective date of conversion specified in such section. All certificates issued upon the exercise or occurrence of the conversion shall contain a legend governing restrictions upon such shares imposed by law or agreement of the holder or his or its predecessors.

                  (5) Adjustment for Subdivisions or Combinations of Common Stock. In the event the Corporation at any time or from time to time after the Original Issue Date effects a subdivision or combination of the outstanding Common Stock into a greater or lesser number of shares without a proportionate and corresponding subdivision or combination of the outstanding Series A Preferred Stock, then and in each such event the Conversion Price (and the corresponding Conversion Rate) shall be increased or decreased proportionately.

                  (6) Adjustments for Dividends, Distributions and Common Stock Equivalents. In the event that the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common

         Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into or entitling the holder thereof to receive additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder of such Common Stock Equivalents or the additional shares of Common Stock, and without a proportionate and corresponding dividend or other distribution to holders of Series A Preferred Stock, then and in each such event the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for subsequent adjustment of such number) of Common Stock issuable in payment of such dividend or distribution or upon conversion or exercise of such Common Stock Equivalents shall be deemed, for purposes of this Subsection (d)(6), to be issued and outstanding as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date. In each such event the Conversion Price shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price by a fraction,

                           (A) the numerator of which shall be the total number
                  of shares of Common Stock issued and outstanding or deemed to be issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

                           (B) the denominator of which shall be the total
                  number of shares of Common Stock (x) issued and outstanding or deemed pursuant to the terms hereof to be issued and outstanding (not including any shares described in clause (y) immediately below), immediately prior to the time of such issuance or the close of business on such record date, plus
                  (y) the number of shares of Common Stock issuable in payment of such dividend or distribution or upon conversion or exercise of such Common Stock Equivalents;

         provided, however, that (i) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price (and the corresponding Conversion Rate) shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price (and the corresponding Conversion Rate) shall be adjusted pursuant to this Subsection (d)(6) as of the time of actual payment of such dividend or distribution; or (ii) if such Common Stock Equivalents provide, with the passage of time or otherwise, for any decrease in the number of shares of Common Stock issuable upon conversion or exercise thereof (or upon the occurrence of a record date with respect thereto), the Conversion Price (and the corresponding Conversion Rate) computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such decrease becoming effective, be recomputed to reflect such decrease insofar as it affects the rights of conversion or exercise of the Common Stock Equivalents then outstanding; or (iii) upon the expiration of any rights of conversion or exercise under any unexercised Common Stock Equivalents, the Conversion Price (and the corresponding Conversion Rate) computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if the only additional shares of Common Stock issued were the shares of such stock, if any, actually issued upon the conversion or exercise of such Common Stock Equivalents; or (iv) in the event of issuance of Common Stock Equivalents that expire by their terms not more than sixty (60) days after the date of issuance thereof, no adjustments of the Conversion Price (or the corresponding Conversion Rate) shall be made until the expiration or exercise of all such Common Stock Equivalents, whereupon the adjustment otherwise required by this Subsection (d)(6) shall be made in the manner provided herein.

                  (7) Adjustment of Conversion Rate for Diluting Issues. Except as otherwise provided in this Subsection (d)(7), in the event, and each time as, the Corporation sells or issues any Common Stock or Common Stock Equivalents following the Original Issue Date, at a per share consideration (as defined below) less than the Conversion Price then in effect, then the Conversion Price shall be adjusted as provided in this Subsection (d)(7), and the Conversion Rate shall be appropriately adjusted. For purposes of the foregoing, the per share consideration with respect to the sale or issuance of a share of Common Stock shall be the price per share received by the Corporation, prior to the payment of any expenses, commissions, discounts and other applicable costs. With respect to the sale or issuance of Common Stock Equivalents that are convertible into or exchangeable for Common Stock without further consideration, the per share consideration shall be determined by dividing the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for subsequent adjustment of such number) of Common Stock issuable with respect to such Common Stock Equivalents into the aggregate consideration received by the Corporation upon the sale or issuance of such Common Stock Equivalents. With respect to the issuance of other Common Stock Equivalents, the per share consideration shall be determined by dividing the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for subsequent adjustment of such number) of Common Stock issuable with respect to such Common Stock Equivalents into the aggregate consideration received by the Corporation upon the sale or issuance of such Common Stock Equivalents plus the total consideration receivable by the Corporation upon the conversion or exercise of such Common Stock Equivalents. The issuance of Common Stock or Common Stock Equivalents for no consideration shall be deemed to be an issuance at a per share consideration of $.01. In connection with the sale or issuance of Common Stock and/or Common Stock Equivalents for non-cash consideration, the amount of consideration shall be determined by the Board of Directors of the Corporation in good faith.

                  As used herein, "Additional Shares of Common Stock" shall mean either shares of Common Stock issued, with respect to such adjustments to be made to the Conversion Price and the Conversion Rate, subsequent to the Original Issue Date, or, with respect to the issuance of Common Stock Equivalents, the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for subsequent adjustment of such number) of Common Stock issuable in exchange for, upon conversion of, or upon exercise of such Common Stock Equivalents.

                           (A) Upon each issuance of Common Stock for a per share consideration less than the Conversion Price as in effect on the date of such issuance, the Conversion Price as in effect on such date shall be adjusted by multiplying it by a fraction:

                                    (x) the numerator of which shall be the
                           number of shares of Common Stock deemed outstanding (as defined below) immediately prior to the issuance of such Additional Shares of Common Stock plus the number of shares of Common Stock that the aggregate net consideration received by the Corporation for the total number of such Additional Shares of Common Stock so issued would purchase at the Conversion Price then in effect; and

                                    (y) the denominator of which shall be the
                           number of shares of Common Stock deemed outstanding (as defined below) immediately prior to the issuance of such Additional Shares of Common Stock plus the number of shares of Common Stock so issued.

For the purposes of this Subsection (d)(7)(A), the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (i) the number of shares of Common Stock actually outstanding, (ii) the number of shares of Common Stock into which the then outstanding shares of Series A Preferred Stock could be converted if fully converted on the day immediately preceding the given date, and (iii) the number of shares of Common Stock that could be obtained through the exercise or conversion of all other rights, options and convertible securities on the day immediately preceding the given date.

                           (B)      Upon each issuance of Common Stock
                  Equivalents that are exchangeable without further consideration into Common Stock, for a per share consideration less than the Conversion Price as in effect on the date of such issuance, the Conversion Price shall be adjusted as provided in paragraph (A) of this Subsection (d)(7) on the basis that the Additional Shares of Common Stock are to be treated as having been issued on the date of issuance of the Common Stock Equivalents, and the aggregate consideration received by the Corporation for such Common Stock Equivalents shall be deemed to have been received for such Additional Shares of Common Stock.

                           (C)      Upon each issuance of Common Stock
                  Equivalents other than those described in paragraph (B) of this Subsection (d)(7) for a per share consideration less than the Conversion Price as in effect on the date of such issuance, the Conversion Price shall be adjusted as provided in paragraph (A) of this Subsection (d)(7) on the basis that the Additional Shares of Common Stock are to be treated as having been issued on the date of issuance of such Common Stock Equivalents, and the aggregate consideration received and receivable by the Corporation on conversion or exercise of such Common Stock Equivalents shall be deemed to have been received for such Additional Shares of Common Stock.

                           (D) Once any Additional Shares of Common Stock have been treated as having been issued for the purpose of this Subsection (d)(7), they shall be treated as issued and outstanding shares of Common Stock whenever any subsequent calculations must be made pursuant hereto; provided that on the expiration of any options, warrants or rights to purchase Additional Shares of Common Stock, the termination of any rights to convert or exchange for Additional Shares of Common Stock, or the expiration of any options or rights related to such convertible or exchangeable securities on account of which an adjustment in the Conversion Price has been made previously pursuant to this Subsection (d)(7), such Conversion Price shall forthwith be readjusted to the Conversion Price as would have obtained had the adjustment made upon the issuance of such options, warrants, rights, securities or options or rights related to such securities been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options, warrants or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                           (E) The foregoing notwithstanding, no adjustment of the Conversion Price and the Conversion Rate shall be made pursuant to this Subsection (d)(7) as a result of the issuance of:

                                    (u) any shares of Common Stock upon the
                           conversion of shares of Series A Preferred Stock;

                                    (v) any shares of Common Stock pursuant to
                           which the Conversion Price and the Conversion Rate are adjusted under Subsection (5) or (6) of this Section (d);

                                    (w) any shares of Common Stock issued
                           pursuant to the exchange, conversion or exercise of any Common Stock Equivalents that have previously been incorporated into computations hereunder on the date when such Common Stock Equivalents were issued;

                                    (x) any shares of Common Stock issued
                           pursuant to exercise of the preemptive rights granted in Section (f) hereof;

                                    (y) up to 40,816 shares of Common Stock
                           pursuant to the warrant granted to Sirrom
                           Investments, Inc. prior to the Original Issue Date (which number shall be appropriately adjusted for any stock splits, stock dividends, recapitalizations or similar events to the extent provided in such warrant); or

                                    (z) up to 1,086,285 shares of Common Stock
                           (which number shall be appropriately adjusted for any stock splits, stock dividends, recapitalizations or similar events), issued at any time after the Original Issue Date pursuant to options, warrants or rights that were granted prior to the Original Issue Date to purchase shares of Common Stock and up to 213,715 shares of Common Stock (subject to such adjustment) issued at any time after the Original Issue Date pursuant to options, warrants or rights that may be granted at any time after the Original Issue Date to purchase shares of Common Stock, less the number of any such options, warrants or rights that are repurchased by the Company, are canceled or expire, in each case in favor of employees, directors, officers or consultants of the Corporation or any subsidiary thereof pursuant to bona fide employee stock option plans created in accordance with Section 422 of the Internal Revenue Code of 1986, as amended, or similar subsequent legislation or pursuant to a non-statutory stock option plan or non-statutory stock option agreements with terms substantially similar to such statutory plan or plans, provided that any such non-statutory stock option plan or agreements shall provide that any options thereunder not be granted at an exercise price of less than the fair market value of the stock into which they are exercisable (any such stock option plan or agreement described in this clause (z) being referred to as an "Authorized Option Plan or Agreement").

                  (8) Adjustment on or Before April 1, 2000. Upon the earlier to occur of April 1, 2000, or the completion of the Qualified Public Offering, the Conversion Price shall be adjusted as follows:

                           (A) if the Qualified Public Offering does not occur
                  before April 1, 2000, then the Conversion Price shall be adjusted to $13.50 (which number shall be appropriately adjusted for by stock splits, stock dividends, recapitalizations or similar events), subject to the proviso below; or

                           (B) if the Qualified Public Offering is completed on
                  or before April 1, 2000, at a price per share of common stock of less than $39.00 (which number shall be appropriately adjusted for by stock splits, stock dividends, recapitalizations or similar events), then the Conversion Price shall be adjusted to equal one-half (1/2) of the mid-point of the offering price range (i.e., average of the highest price and lowest price of such range), as set forth in the preliminary prospectus widely distributed in such underwriting, subject to the proviso below;

provided, however, should any adjustment to the Conversion Price have previously been made pursuant to Subsections (d)(6) or (7), then the Conversion Price as determined pursuant to this Subsection (d) (8) shall be further adjusted to give effect to such prior adjustment, with such prior adjustment being made subsequent to, and after giving effect to, the adjustment to the Conversion Price pursuant to this Subsection (d)(8).

                  (9) De Minimis Adjustments. No adjustment to the Conversion Price (and, thereby, the Conversion Rate) shall be made if such adjustment would result in a change in the Conversion Price of less than $.01. Any adjustment of less than $.01 that is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment that, on a cumulative basis, amounts to an adjustment of $.01 or more in the Conversion Price.

                  (10) No Impairment. Except as provided in Section (g) hereof, the Corporation shall not, by amendment of its Articles of Incorporation or Bylaws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in the carrying out of all the provisions of this Section (d) and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

                  (11) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section (d), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and cause independent public accountants selected by the Corporation to verify such computation and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price and the Conversion Rate at that time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property that at that time would be received upon the conversion of Series A Preferred Stock.

                  (12) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities other than Series A Preferred Stock for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any Common Stock Equivalents or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or rights, and the amount and character of such dividend, distribution or rights.

                  (13) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall be insufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

         (e) Redemption of Preferred Stock. In the event that at any time subsequent to the Redemption Exercise Date (i) the holders of Series A Preferred Stock have elected, by a vote of at least sixty percent (60%) of the total number of such series outstanding, to cause a redemption of such shares, and (ii) neither a Sale or Merger of the Corporation has occurred that has been treated like a Liquidation in accordance with Section (b) nor has a Qualified Public Offering been effected prior to such date, then such holders (the "Electing Holders") shall so notify the Corporation by delivery of written notice or notices to the Corporation. The Corporation shall, within ninety (90) days of such notice, redeem all the then outstanding shares of Series A Preferred Stock by paying in cash to the holders thereof in respect of each such share the Redemption Price (defined below; such date of redemption being hereinafter referred to as the "Redemption Date"). The price payable for each redeemed share of Series A Preferred Stock (the "Redemption Price") shall be equal to the greater of the Liquidation Amount or the Appraised Value (defined below) of each such share as of the date of the request for redemption.

         Should the Electing Holders not notify the Corporation of their election to cause a redemption of the shares of Series A Preferred Stock on or prior to June 30, 2004, then at any time thereafter the Corporation may elect to cause such redemption by delivery of written notice (by registered or certified mail, return receipt requested and postage prepaid, by hand delivery or overnight delivery) to all holders of Series A Preferred Stock, at their respective addresses then shown on the records of the Corporation. The Corporation shall, no sooner than thirty (30) nor later than ninety (90) days after such notice, redeem all the then outstanding shares of Series A Preferred Stock by paying cash to the holders thereof in respect of each such share at the Redemption Price. The date of redemption is referred to herein as the "Redemption Date." Any shares of Series A Preferred Stock as to which notice of optional conversion pursuant to Section (d)(2) hereof is given prior to the Redemption Date shall not be so redeemed, but shall be converted in accordance with the provisions of Section (d).

         The Appraised Value shall be the fair market value of such shares, as established by the Board of Directors in good faith following such request for redemption (which Appraised Value shall not include a discount for minority ownership interest or illiquidity), and each holder of the Series A Preferred Stock shall be notified in writing of such value at least eighty (80) days prior to the scheduled redemption. If, however, any Electing Holder or Holders shall give the Corporation written notice at least sixty (60) days' prior to the scheduled redemption that he, it or they disagree with the value placed upon the Series A Preferred Stock, then the Electing Holders and the Corporation shall attempt to agree upon an Appraised Value. Should the Electing Holders and the Corporation be unable to agree during the twenty (20)-day period immediately following the giving of the written notice of such disagreement as to the Appraised Value without the employment of appraisers, then they shall each select an appraiser experienced in the business of evaluating or appraising the market value of stock. The appraisers so selected (the "Initial Appraisers") shall, on or prior to the scheduled redemption, appraise such shares to be redeemed as of the date of the scheduled redemption. The appraisers shall not discount the shares of Series A Preferred Stock for minority ownership interest or illiquidity. If the difference between the resulting appraisals is no greater than ten percent (10%) of the higher appraisal, then the average of the appraisals shall be deemed the Appraised Value; otherwise, the Initial Appraisers shall select an additional appraiser (the "Additional Appraiser"), who shall be experienced in a manner similar to the Initial Appraisers. If they fail to select such Additional Appraiser as provided above, then either the Electing Holders or the Corporation may apply, after written notice to the other, to the Atlanta, Georgia, office of the American Arbitration Association for the appointment of such Additional Appraiser. The Additional

Appraiser shall then choose from the values determined by the Initial Appraisers the value that the Additional Appraiser considers closest to the fair market value of the Series A Preferred Stock, and such value shall be the Appraised Value. The Additional Appraiser shall forthwith give written notice of his determination to the Corporation and the Electing Holders. Each party shall pay the expenses and fees of the appraiser selected by him or it, and, if an Additional Appraiser is employed, the party who selected the Initial Appraiser whose value determination was rejected by the Additional Appraiser shall pay all the expenses and fees of the Additional Appraiser.

         On or before the scheduled Redemption Date, each holder of shares required to be redeemed shall surrender the certificate representing such shares to the Corporation and shall receive payment of the Redemption Price in cash. If fewer than all the shares represented by a surrendered certificate are redeemed, the Corporation shall issue a new certificate representing the unredeemed shares.

         From and after the scheduled Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Series A Preferred Stock designated for redemption on such date (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Series A Preferred Stock on the date scheduled for a redemption are insufficient to redeem the total number of shares of Series A Preferred Stock to be redeemed on such date, those funds that are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Series A Preferred Stock. The shares of Series A Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series A Preferred Stock, such funds will immediately be used to redeem the balance of the shares that the Corporation has become obliged to redeem on any scheduled redemption date but that it has not redeemed, plus the post Redemption Date dividend described in Section (a) hereof.

         (f) Preemptive Rights. The holders of Series A Preferred Stock shall have the right of first refusal to purchase any New Securities (as defined in this Section (f)) that the Corporation may, from time to time, propose to sell and issue. This right shall be subject to the following provisions:

                  (1) New Securities Defined. "New Securities" shall mean any common stock or preferred stock of the Corporation, whether now authorized or not, and rights, options or warrants to purchase said common stock or preferred stock, and securities of any type whatsoever that are, or may become, convertible into said common stock or preferred stock; provided that "New Securities" does not include (A) any shares of Common Stock issuable upon the conversion of shares of Series A Preferred Stock; (B) securities offered to the public pursuant to a registration statement under the federal Securities Act of 1933, as amended; (C) securities issued pursuant to the acquisition by the Corporation of any product, technology, know-how or another corporation by merger, purchase of all or substantially all of the assets, or any other reorganization whereby the Corporation owns over fifty percent (50%) of the voting power of such corporation; (D) shares of the Common Stock or the Corporation's Series A Preferred Stock issued in connection with any stock split, stock dividend or recapitalization by the Corporation; (E) up to 1,086,285 shares of Common Stock (which number shall be appropriately adjusted for any stock splits, stock dividends, recapitalizations or similar events), issued at any time following the Original Issue Date pursuant to options, warrants or rights that were granted at any time prior to the Original Issue Date to purchase shares of Common Stock, and up to 213,715 shares of Common Stock (subject to such adjustment) issued at any time after the Original Issue Date pursuant to options, warrants or rights that may be granted at any time after the Original Issue Date to purchase shares of Common Stock, less the number of any such options, warrants or rights that are repurchased by the Company, are canceled or expire, in each case in favor of employees, directors, officers or consultants of the Corporation or any subsidiary thereof pursuant to an Authorized Option Plan or Agreement; (F) up to 40,816 shares of Common Stock issued pursuant to the warrant granted to Sirrom Investments, Inc. prior to the Original Issue Date (which number shall be appropriately adjusted for any stock splits, stock dividends, recapitalizations or similar events to the extent provided in such warrant); or (G) any right, option or warrant to acquire any security convertible into the securities excluded from the definition of New Securities pursuant to clauses (A) through (F).

                  (2) In the event the Corporation proposes to undertake an issuance of New Securities, it shall give each holder of Series A Preferred Stock written notice of its intention, describing the type of New Securities, the price, the proposed closing date of the offering thereof, and the general terms upon which the Corporation proposes to issue the same. Such holder shall be entitled at any time during the offering of the New Securities to purchase some or all of his or its pro rata portion of such New Securities for the price and upon the general terms specified in the notice (and in any case at a price and upon general terms no more favorable to any of the other purchasers in such offering), by giving, within ten (10) days after receiving such notice from the Corporation, written notice to the Corporation of such election stating therein the time and place of the closing of such purchase, which must be a date no later than three (3) business days following the closing date of the offering specified in the notice given by the Corporation or any extended closing date thereof. For purposes of this Section (f), each holder's pro rata portion of New Securities shall be equal to a fraction, the numerator of which is the sum of

                           (i) the number of shares of Common Stock into which shares of Series A Preferred Stock held by such holder immediately prior to such issuance have been converted since the Original Issuance Date, and

                           (ii) the number of shares of Common Stock into which such holder's shares of Series A Preferred Stock could be converted if fully converted immediately prior to such issuance and the denominator of which is the sum of

                           (y) the number of shares of Common Stock actually outstanding immediately prior to such issuance, and

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

                           (z) the number of shares of Common Stock into which the then outstanding shares of Series A Preferred Stock could be converted if fully converted immediately prior to such issuance.

Should any holder of Series A Preferred Stock not elect to purchase his or its pro rata portion of such New Securities in full, the remaining holders of Series A Preferred Stock having elected to purchase their respective pro rata portions shall have the right to purchase such remaining, unpurchased portion in addition to their own, with each such holder having the right to purchase in the proportion that the number of shares of Series A Preferred Stock owned by such holder (prior to receipt of the above described written notice by the Corporation) bears to the number of shares owned by all holders of Series A Preferred Stock also electing to purchase such remaining New Securities. All such purchases shall be made within the same period specified for closing above.

                  (3) Any offer by the Corporation of securities in addition to those specified in the notice described in Subsection
         (f)(2) above, whether on the same or different terms as are specified therein, shall again require compliance by the Corporation with the terms of this Section (f).

                  (4) The rights granted in this Section (f) shall terminate immediately prior to a Qualified Public Offering.

         (g)      Protective Provisions.

                  (1) Actions Requiring Approval of Series A Preferred Stock. In addition to any other rights provided by law, for so long as no fewer than 150,000 shares of the Series A Preferred Shares (as such number is adjusted for stock dividends, stock splits, combinations, and the like occurring after the Original Date Issue) remain outstanding, except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of the Articles of Incorporation, without first obtaining the affirmative vote or written consent of the holders of at least sixty percent (60%) of the total number of shares of Series A Preferred Stock outstanding, voting together as a single class, the Corporation shall not:

                           (A) sell, assign, lease or otherwise dispose of twenty-five percent (25%) or more of its assets or those of any subsidiary, including its receivables, whether by means of merger, consolidation, liquidation, or otherwise, other than
                  (i) sales, assignments, leases or other dispositions in the ordinary course of business or (ii) sales, assignments, leases or other dispositions to wholly owned subsidiaries of the Corporation or one of such subsidiaries;

                           (B) make any loans to any officer or director or their affiliates and family members, involving $100,000 per year individually in respect of any such officer or director or $500,000 or more in the aggregate per year;

                           (C) enter into any agreement or commitment that would restrict or limit the ability of the Corporation to perform its obligations under the Purchase

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

                  Agreement, or any agreement referred to therein to which the Corporation is a party, or pursuant to these Designations;

                           (D) amend or repeal any provision of, or add any provision to, the Corporation's Articles of Incorporation or Bylaws, or file any certificate of designations, preferences, limitations and relative rights of any series of preferred stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series A Preferred Stock; regardless of whether any such action shall be by means of amendment to the Articles of Incorporation or by merger, consolidation or otherwise;

                           (E) for so long as no fewer than 150,000 shares of the Series A Preferred Shares (as such number is adjusted for stock dividends, stock splits, combinations, and the like occurring after the Original Issue Date) remain outstanding, create or authorize the creation or increase the authorized amount of any additional class or series of shares of stock, unless the same ranks junior or pari passu to the Series A Preferred Stock as to dividends, redemption and the distribution of assets on the liquidation, dissolution or winding up of the Corporation; increase the authorized amount of any additional class or series of shares of stock unless the same ranks junior to the Series A Preferred Stock as to dividends, redemption and the distribution of assets on the liquidation, dissolution or winding up of the Corporation; or create or authorize any obligation or security convertible into shares of Common Stock, Series A Preferred Stock or any other class or series of stock, whether voting or non-voting; regardless of whether any such creation, authorization or increase shall be by means of amendment to the Articles of Incorporation, or by merger, consolidation or otherwise;

                           (F)      increase or decrease (other than by
                  redemption or conversion) the authorized number of shares of the Series A Preferred Stock;

                           (G) except as contemplated pursuant to the Purchase Agreement, redeem or repurchase or otherwise acquire any shares of capital stock, other than as required by existing contractual commitments or pursuant to any Authorized Option Plan or Agreement or required in Section (e) or Section
                  (g)(2) hereof; or

                           (H)      amend the provisions of this Subsection
                  (g)(1).

                  (2) Right of Co-Sale on Redemptions. The Corporation shall not purchase, redeem or otherwise acquire for value any shares of any class of its capital stock or cause or permit any employee stock ownership plan, including any Employee Stock Ownership Plan as defined in ? 4975(e)(7) of the Internal Revenue Code of 1986, as amended, to purchase shares of any class of its capital stock, except pursuant to a stock option or employee stock ownership plans or restricted stock agreements, or in exercise of any right of first refusal of the Corporation upon a proposed transfer that is, in each case, in existence on the Original Issue Date; provided, however, that such restriction shall not apply in the event that either (i) the holders of Series A Preferred Stock are permitted to participate in such purchase, redemption, or acquisition on the pro rata basis described in Subsection (f)(2) with respect to the issuance of New Securities, or (ii) such purchase, redemption or acquisition has received the prior affirmative vote or written consent of the holders of a majority of the total number of shares of Series A Preferred Stock outstanding, voting together as a single class.

         (h) Notices. Any notice required by the provisions hereof to be given to the holders of shares of Series A Preferred Stock shall be deemed given on the third business day following (and not including) the date on which such notice is deposited in the United States Mail, first-class, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation. Notice by any other means shall not be deemed effective until actually received.


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